As filed with the Securities and Exchange Commission on April 10, 2009

Registration No. 333-158308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0223493 (I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(441) 295-2244
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John T. Landry, Jr.
Orient-Express Hotels Inc.
1114 Avenue of the Americas
New York, New York 10036
(212) 302 5055
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent Monte-Sano

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
(212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to Registration Statement 333-158308 of Orient-Express Hotels Ltd. on Form S-3 (the “Registration Statement”) is to file the opinion of counsel required by Item 601(b)(5) of Regulation S-K.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses of the issuance and distribution of the securities being registered hereby, other than selling discounts and commissions, are estimated as follows:

Securities and Exchange Commission registration fee	$16,740
Legal fees and expenses	100,000
Accountants’ fees and expenses	100,000
Printing fees	20,000
Miscellaneous	3,260
Total	$240,000

All of such expenses will be paid by the registrant.

Item 15. Indemnification of Directors and Officers.

Bye-Laws 122-125 of the registrant provide as follows (references therein to Orient-Express Hotels are references to the registrant, and references to the Companies Act mean Bermuda’s Companies Act 1981 and such other statutory corporate enactments in Bermuda as are from time to time in force concerning companies insofar as the same applies to the registrant):

“122. Subject to the proviso below, every Director, officer of Orient-Express Hotels and member of a committee duly constituted under Bye-Law 88 and any Resident Representative shall be indemnified out of the funds of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts. Nothing in this Bye-law or Bye-Laws 123, 124 and 125 below shall operate in favour of any person acting in the capacity of auditor to the Company.

“123. Every Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer, committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

“124. To the extent that any Director, officer, member of a committee duly constituted under Bye-Law 88 or Resident Representative is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.”

“125. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Directors in the specific case upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Bye-Laws 122 and 123 or otherwise.

Reference is made to the Indemnification Agreement (Exhibit 99 to this Registration Statement) concerning the indemnification by the registrant of its authorized representative in the United States for purposes of this Registration Statement.

The registrant also maintains directors’ and officers’ liability and corporate reimbursement insurance. Such insurance, subject to annual renewal and certain rights of the insurers to terminate, provides an aggregate maximum of $40 million of coverage to directors and officers of the registrant and its subsidiaries, against claims made during the policy period.

Item 16.  Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 17.  Undertakings.

(1)          The undersigned registrant hereby undertakes:

(a)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)                                to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)                                 that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)                                 that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)                                     each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)                                  that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 10th day of April, 2009.

ORIENT-EXPRESS HOTELS LTD.

By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by Edwin Hetherington as attorney-in-fact for each of the other persons named below, in the capacities indicated on 10 April, 2009.

Signature	Title

*	President, Chief Executive Officer and Director
Paul M. White	(Principal Executive Officer)

*	Vice President-Finance and Chief Financial Officer
Martin O’Grady	(Principal Financial and Accounting Officer)

*	Director
John D. Campbell

*	Chairman and Director
James B. Hurlock

*	Director
Prudence M. Leith

*	Director and Authorized Representative in the United States
J. Robert Lovejoy

*	Director
Georg R. Rafael

*	Director
James B. Sherwood

* By:	/s/ Edwin S. Hetherington
Name: Edwin S. Hetherington
Title: Attorney-in-Fact

Exhibit Number		Description

1.1*	—	Form of Underwriting Agreement or Agency Agreement.

4.1	—	Schedule 1 to the Bye-Laws of the registrant.(1)

4.2	—	Rights Agreement dated as of June 1, 2000, and amended and restated as of April 12, 2007, between the registrant and Computershare Trust Company, N.A., as Rights Agent.(2)

4.3	—	Amendment No. 1 dated December 10, 2007 to the amended and restated Rights Agreement (Exhibit 4.2 above)(3)

4.4*	—	Form of Certificate of Designations for preferred shares.

4.5**	—	Indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness.

4.6*	—	Form of Warrant and/or Warrant Agreement.

4.7*	—	Form of debt security.

5	—	Opinion of Carter Ledyard & Milburn LLP.

12.1**	—	Statement Regarding Computation of Ratios of Earnings to Fixed Charges.

23.1**	—	Consent of Deloitte LLP.

23.2	—	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5).

24**	—	Powers of Attorney (included on signature page).

25.1***	—	Statement of Eligibility of Trustee under Indenture.

99**	—	Indemnification Agreement between the registrant and J. Robert Lovejoy.

*                                         Incorporated by reference, if necessary, to a corresponding exhibit to a Current Report on Form 8-K in connection with an offering of securities.

**                                  Previously filed.

***                           Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

(1)                                  Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K bearing cover date June 15, 2007.

(2)                                  Incorporated by reference to Exhibit 1 of Amendment No.1 to the registrant’s Registration Statement on Form 8-A, filed with the U.S. Securities and Exchange Commission on April 23, 2007.

(3)                                  Incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K bearing cover date December 10, 2007.